FIRST AMENDMENT

     This FIRST AMENDMENT (the "First Amendment") to the Agreement and Plan of Merger, dated as of March 15, 2000 (the "Merger Agreement"), by and between IES Utilities Inc., an Iowa corporation ("IES"), and Interstate Power Company, a Delaware corporation ("IPW"), is entered into on this 29th day of November, 2000, by and between IES and IPW.

     WHEREAS, IES and IPW have previously entered into the Merger Agreement and desire to enter into this First Amendment amending the Merger Agreement as provided herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree that the Merger Agreement shall be amended by this First Amendment, the terms of which are as follows:

     1. Article II, Section 2.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article II, Section 2.1:

         "2.1 Cancellation of IPW Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of IES, IPW or the holders of the following securities:

         (a) Each share of the common stock, par value $3.50 per share of IPW ("IPW Common Stock"), issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without conversion thereof or payment therefor.

         (b) Each share of IPW Common Stock held as treasury stock shall be canceled and extinguished without conversion thereof or payment therefor."

     2.  The following new Section 2.2 shall be added:

         "2.2 Conversion of IPW Preferred Stock. Subject to Section 2.4 regarding dissenting shares, at the Effective Time, by virtue of the Merger and without any action on the part of IES, IPW or the holders of the following securities:

         (a) Each share of the cumulative preferred stock, par value $50.00 per share, of IPW ("IPW Preferred Stock") designated as Series 4.36% (the "4.36% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock, as defined in Section 6.1(a), designated as Series 4.36% ("Series 4.36% IES Preferred Stock").

         (b) Each share of IPW Preferred Stock designated as Series 4.68% (the

         "4.68% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock designated as Series 4.68% ("Series 4.68% IES Preferred Stock").

         (c) Each share of IPW Preferred Stock designated as Series 7.76% (the "7.76% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock designated as Series 7.76% ("Series 7.76% IES Preferred Stock").

         (d) Each share of IPW Preferred Stock designated as Series 6.40% (the "6.40% IPW Preferred Stock") shall cease to be outstanding and shall be converted into and become the right to receive one share of New IES Preferred Stock designated as Series 6.40% ("Series 6.40% IES Preferred Stock").

         (e) Each share of IPW Preferred Stock held as treasury stock shall be canceled and extinguished without conversion thereof or payment therefor."

     3.  The following new Section 2.3 shall be added:

         "2.3 IES Common and Preferred Stock. Subject to Section 2.4 regarding dissenting shares, at the Effective Time, by virtue of the Merger and without any action on the part of IES, IPW or the holders of the following securities:

         (a) The shares of common stock, par value $2.50 per share, of IES ("IES Common Stock"), issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and, at the Effective Time, such shares shall remain issued and outstanding as shares of common stock of the Surviving Corporation.

         (b) The shares of IES Preferred Stock, as defined in Section 3.1(b), issued and outstanding immediately prior to the Effective Time ("IES Shares") shall be unaffected by the Merger and, at the Effective Time, such shares shall remain issued and outstanding as shares of preferred stock of the Surviving Corporation."

     4.  The following new Section 2.4 shall be added:

         "2.4 Dissenting Shares.

         (a) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of any series of IPW Preferred Stock ("IPW Shares") held by a person (an "IPW Dissenting Shareholder") who does not vote in favor of the Merger and complies with all the provisions of Delaware law concerning the right of holders of IPW Shares to require appraisal of their IPW Shares ("IPW Dissenting Shares") shall not be converted as described in Section 2.2, but shall become the right to receive such consideration as may be determined to be due to such IPW Dissenting Shareholder pursuant to
         Section 262 of the Delaware General Corporation Law ("DGCL"). If, after the Effective Time, such IPW Dissenting Shareholder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses such IPW Dissenting Shareholder's right of appraisal, in any case pursuant to the DGCL, such IPW Dissenting Shareholder's IPW Shares shall be deemed to be converted as of the Effective Time into the right to receive shares of New IES Preferred Stock as contemplated by Section
         2.2. IPW shall give IES (i) prompt notice of any demands for appraisal of IPW Shares received by IPW and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. IPW shall not, without the prior written consent of IES, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         (b) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding IES Shares held by a person (an "IES Dissenting Shareholder") who does not vote in favor of the Merger and complies with all the provisions of Iowa law concerning the right of holders of IES Shares to require appraisal of their IES Shares ("IES Dissenting Shares") shall have the right to receive such consideration as may be determined to be due to such IES Dissenting Shareholder pursuant to Division XIII of the Iowa Business Corporation Act ("IBCA"). If, after the Effective Time, such IES Dissenting Shareholder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses such IES Dissenting Shareholder's right of appraisal, in any case pursuant to the IBCA, such IES Dissenting Shareholder's IES Shares shall be deemed to be unaffected by the Merger and such shares shall remain issued and outstanding as contemplated by Section 2.3."

     5.  The following new Section 2.5 shall be added:

         "2.5 Payment for Shares.

         (a) IES shall appoint an agent for the Merger (the "Exchange Agent"). IES will enter into an exchange agent agreement with the Exchange Agent, in form and substance reasonably acceptable to IPW, and shall deposit with the Exchange Agent in trust certificates representing shares of New IES Preferred Stock for the benefit of holders of IPW Shares (such certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the conversions provided for in Section 2.2 out of the Exchange Fund.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective


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

         Time represented IPW Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of New IES Preferred Stock as specified in Section 2.2. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of New IES Preferred Stock which such holder is entitled to receive in respect of the Certificate surrendered pursuant to this Section 2.5.

         (c) Any portion of the Exchange Fund that remains unclaimed by the holders of IPW Preferred Stock for twelve months after the Effective Time shall be returned to the Surviving Corporation. Any holders of IPW Preferred Stock who have not theretofore complied with this
         Section 2.5 shall thereafter look only to the Surviving Corporation for conversion of their IPW Shares."

     6. Article III, Section 3.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article III, Section 3.1(b):

         "(b) Capital Structure. As of the date hereof, the authorized capital stock of IES consists of (i) 24,000,000 shares of IES Common Stock,
         (ii) 120,000 shares of 4.30% Cumulative Preferred Stock, par value $50 per share ("4.30% Preferred Stock"), 146,406 shares of 4.80%
         Cumulative Preferred Stock, par value $50 per share ("4.80% Preferred Stock") and 200,000 shares of Cumulative Preferred Stock, par value
         $50 per share, of which 100,000 shares have been designated as Series 6.10% ("6.10% Preferred Stock") (collectively, the "IES Preferred Stock"), and (iii) 700,000 shares of preference stock, par value $100 per share ("IES Preference Stock"). At the close of business on September 30, 2000, (i) 13,370,788 shares of IES Common Stock were outstanding, all of said shares being held by Alliant Energy Corporation ("Alliant"), (ii) 120,000 shares of 4.30% Preferred Stock, 146,406 shares of 4.80% Preferred Stock, and 100,000 shares of 6.10% Preferred Stock were outstanding and (iii) no shares of IES Preference Stock were outstanding. At the close of business on September 30, 2000, no shares of IES Preferred Stock were held by IES or any of its affiliates, and no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") were issued or outstanding. All outstanding shares of IES
         Common Stock and IES Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement and except as otherwise contemplated herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which IES is a party or by which it is bound obligating IES to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of IES or obligating IES to grant, extend or enter into any such option, warrant, call, right, commitment or agreement."

     7. The first three sentences of Article III, Section 3.1(c) of the Merger Agreement are hereby deleted in their entirety and replaced with the following new first three sentences of Article III, Section 3.1(c):

         "IES has all the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Charter Amendments, as defined herein, by the requisite vote of the holder IES Common Stock and the holders of each class of IES Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the filing of the Charter Amendments with the Secretary of State of the State of Iowa and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IES, subject to such approval as is necessary by the holder of IES Common Stock and the holders of IES Preferred Stock. This Agreement has been duly executed and delivered by IES and, subject to any necessary approval of this Agreement and the Charter Amendments by the holder of IES Common Stock and the holders of IES Preferred Stock, constitutes a valid and binding obligation of IES enforceable in accordance with its terms."

     8. The second paragraph of Article III, Section 3.1(c) of the Merger Agreement, beginning with the words "No consent, approval, order..." is hereby deleted in its entirety and replaced with the following new second paragraph of
Article III, Section 3.1(c):

         "No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by IES in connection with the execution and delivery of this Agreement by IES or the consummation by IES of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on IES, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) the Registration Statement, as defined in Section 3.1(e), (B) a joint proxy statement/prospectus (which will form part of the Registration Statement) in definitive form relating to the registration of shares of New IES Preferred Stock and the meetings of holders of IES and IPW capital stock to be held in connection with the Merger and related matters (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus"), and (C) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of such documents with, and the


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

         obtaining of such orders from, any state securities authority that are required in connection with the transactions contemplated by this Agreement, (iii) such filings, authorizations, orders and approvals as are required the Iowa Utilities Board, the Minnesota Public Service Commission, the Illinois Commerce Commission any other similar state or local Governmental Entity (the "State Utility Commission Approvals"), (iv) the filing of the Articles of Merger pursuant to
         Section 1.1 of this Agreement and the filing of the Charter Amendment with the Secretary of State of the States of Delaware and Iowa, and
         (iv) such filings, authorizations, orders and approvals (the "FERC Approvals") as are required under the Federal Power Act, as amended, and (vi) such filings, authorizations, orders and approvals (the "PUHCA Approvals") as are required under the Public Utility Holding Company Act of 1935, as amended."

     9. All references in the Agreement to the defined term "IES Proxy Statement" shall be amended to mean "Joint Proxy Statement/Prospectus."

     10. A new first sentence shall be added to Article III, Section 3.1(e) of the Merger Agreement as follows:

         "The information supplied by IES for inclusion in the registration statement of IES (the "Registration Statement") pursuant to which the shares of New IES Preferred Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading."

     11. The last sentence of Article III, Section 3.1(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new last sentence of Article III, Section 3.1(e):

          "The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder."

     12. Article III, Section 3.1(h) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article III, Section 3.1(h):

         "(h) Vote Required. The affirmative votes of the holder of IES Common Stock and of the holders of a majority of the outstanding shares eligible to vote of each of the 4.30% Preferred Stock, 4.80% Preferred Stock, and 6.10% Preferred Stock, each of the three classes voting separately as an individual class, are the only votes of the holders of any classes or series of IES capital stock necessary to approve this Agreement and the transactions contemplated hereby, according to the rights granted to the holders of the IES Common Stock, the 4.30% Preferred Stock, the 4.80% Preferred Stock and the 6.10% Preferred Stock in IES's Articles of Incorporation. The affirmative votes of the holder of IES Common Stock and of the holders of a majority of the outstanding shares eligible to vote and in attendance at the IES shareholder meeting of each of the 4.30% Preferred Stock, 4.80% Preferred Stock, and 6.10% Preferred Stock, each of the three classes voting separately as an individual class, are the only votes of the holders of any classes or series of IES capital stock necessary to approve the Charter Amendment according to the rights granted to the holders of the IES Common Stock 4.30% Preferred Stock, the 4.80% Preferred Stock and the 6.10% Preferred Stock in IES's Articles of Incorporation."

     13. Article III, Section 3.2(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article III, Section 3.2(b):

         "(b) Capital Structure. As of the date hereof, the authorized capital stock of IPW consists of (i) 30,000,000 shares of IPW Common Stock,
         (ii) 2,000,000 shares of cumulative preferred stock, par value $50.00 per share, of IPW ("IPW Preferred Stock"), including 200,000 shares designated as 4.36% IPW Preferred Stock, 166,000 shares designated as 4.68% IPW Preferred Stock, 100,000 shares designated as 7.76% IPW Preferred Stock and 545,000 shares designated as 6.40% IPW Preferred Stock, and (iii) 2,000,000 shares of preference stock, par value of $1 per share ("IPW Preference Stock"). At the close of business on September 30, 2000 (i) 9,777,432 shares of IPW Common Stock were outstanding, all of said shares being held by Alliant, (ii) 60,455 shares of 4.36% IPW Preferred Stock, 55,926 shares of 4.68% IPW Preferred Stock, 100,000 shares of 7.76% IPW Preferred Stock, and 545,000 shares of 6.40% IPW Preferred Stock were outstanding and (iii) no shares of IPW Preference Stock were outstanding. At the close of business on September 30, 2000, no shares of IPW Preferred Stock were held by IPW or any of its affiliates, and no Voting Debt was issued or outstanding. All outstanding shares of IPW Common Stock and IPW Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which IPW is a party or by which it is bound obligating IPW to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of IPW or obligating IPW to grant, extend or enter into any such option, warrant, call, right, commitment or agreement."

     14. The first three sentences of Article III, Section 3.2(c) of the Merger Agreement are hereby deleted in their entirety and replaced with the following new first three sentences of Article III, Section 3.2(c):

         "IPW has all the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by a majority of the shares


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

         outstanding and eligible to vote of the combined class of IPW Common Stock and IPW Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IPW, subject to such approval as is necessary by the holders of IPW Common Stock and IPW Preferred Stock. This Agreement has been duly executed and delivered by IPW and, subject to any necessary approval of this Agreement by the holders of IPW Common Stock and IPW Preferred Stock, constitutes a valid and binding obligation of IPW enforceable in accordance with its terms."

     15. The second paragraph of Article III, Section 3.2(c) of the Merger Agreement, beginning with the words "No consent, approval, order..." is hereby deleted in its entirety and replaced with the following new second paragraph of
Article III, Section 3.2(c):

         "No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by IPW in connection with the execution and delivery of this Agreement by IPW or the consummation by IPW of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on IPW, except for (i) the State Utility Commission Approvals, (ii) the filing of the Articles of Merger pursuant to Section 1.1 of this Agreement, (iii) the FERC Approvals, and (vi) the PUHCA Approval."

     16. Article III, Section 3.2(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article III, Section 3.2(d):

         "(d) Intentionally Omitted."

     17. Article III, Section 3.2(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article III, Section 3.2(e):

         "(e) Information Supplied. The information supplied by IPW for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by IPW for inclusion in the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is mailed to shareholders or at the time of any meetings of the shareholders to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading."


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

     18. The third sentence of Article III, Section 3.2(f) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new third sentence of Article III, Section 3.2(f):

         "The businesses of IPW are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on IPW."

     19. Article III, Section 3.2(h) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article III, Section 3.2(h):

         "(h) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares eligible to vote of the combined class of IPW Common Stock and IPW Preferred Stock, each share getting one vote, is the only vote of the holders of any classes or series of IPW capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby, according to the rights granted to the holders of the IPW Common Stock and IPW Preferred Stock in IPW's Restated Certificate of Incorporation."

     20. Article V, Section 5.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article V, Section 5.1:

         "5.1 Preparation of the Registration Statement and Joint Proxy Statement/Prospectus. IES and IPW shall promptly prepare and IES shall promptly file with the SEC the Registration Statement, including the Joint Proxy Statement/Prospectus as a part thereof."

     20. Article V, Section 5.3 of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article V, Section 5.3:

         "5.3 Shareholders' Meetings. IES and IPW shall take the following steps necessary to obtain the requisite approvals of the Merger, the Charter Amendments and the transactions contemplated hereby:

         (a) IES shall obtain the consent of the sole holder of IES Common Stock, approving this Agreement, the Charter Amendments and the transactions contemplated hereby.

         (b) IES shall call a meeting of the holders of IES Preferred Stock to be held as promptly as practicable for the purpose of voting upon this Agreement, the Charter Amendments and the transactions contemplated hereby. IES will, through its Board of Directors, recommend that the holders of IES Common Stock and IES Preferred Stock vote to approve this Agreement, the Charter

         Amendments and the transactions contemplated hereby.

         (c) IPW shall call a meeting of the holders of the combined class of IPW Common Stock and IPW Preferred Stock to be held as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated hereby. IPW will, through its Board of Directors, recommend the holders of IPW Common Stock and IPW Preferred Stock vote to approve this Agreement and the transactions contemplated hereby."

     21. Subparagraph (ii) of the first paragraph of Article V, Section 5.6 of the Merger Agreement is hereby deleted in its entirety and replaced with the following new subparagraph (ii) of the first paragraph of Article V, Section 5.6:

         "all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, the fullest extent permitted by law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law)."

     22. Article VI, Section 6.1(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following new Article VI, Section 6.1(a):

         "(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of IES and IPW, as provided in Sections 3.1(h) and
         Section 3.2(h), respectively, and the amendments to the IES Articles of Incorporation, authorizing a new class of IES Class A Preferred Stock, with terms substantially identical to the IPW Preferred Stock under the IPW Certificate of Incorporation ("New IES Preferred Stock"), shall have been approved by the shareholders of IES, as provided in Section 3.1(h)."

     23. The following new Section 6.1(g) shall be added:

          "(g) Designation of Series of New IES Preferred Stock. The Board of Directors of IES shall have designated the following series of New IES Preferred Stock: 4.36% IES Preferred Stock, 4.68% IES Preferred Stock, 7.76% IES Preferred Stock and 6.40% IES Preferred Stock. The amendment of the IES Articles of Incorporation creating the New IES Preferred Stock as contemplated by Section 6.1(a) and the action of the Board of Directors of IES designating the new series of the New IES Preferred Stock are collectively referred to herein as the "Charter Amendments."

     24. The following new Section 6.2 shall be added:

         "6.2 No IPW Material Adverse Changes. The obligations of IES to effect the Merger are also subject to the condition that, since the date of this


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

         Agreement, there has not been any change in the financial condition, results of operations or business of IPW, that either individually or in the aggregate would have a material adverse effect on IPW. IES shall have received a certificate of the President and the Chief Financial Officer of IPW to that effect."

     25. The following new Section 6.3 shall be added:

         "6.3 No IES Material Adverse Changes. The obligations of IPW to effect the Merger are also subject to the condition that, since the date of this Agreement, there has not been any change in the financial condition, results of operations or business of IES, that either individually or in the aggregate would have a material adverse effect on IES. IPW shall have received a certificate of the President and the Chief Financial Officer of IES to that effect."

     26. Terms not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Merger Agreement.

     27. Except as otherwise amended herein, the terms and conditions of the Merger Agreement are hereby affirmed and ratified.

     28. From and after the date of this First Amendment, each reference in the Merger Agreement to "this Agreement," "hereof," "hereunder" or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature, shall be deemed to mean the Merger Agreement as modified and amended by this First Amendment.

     IN WITNESS WHEREOF, IES and IPW have caused this First Amendment to be signed by their respective officers there unto duly authorized, all as of the date first written above.

                                         IES UTILITIES INC.

                                         By:   /s/ Eliot G. Protsch
                                              ----------------------------------
                                                Eliot G. Protsch
                                                President


                                         INTERSTATE POWER COMPANY

                                         By:   /s/ Dale R. Sharp
                                              ----------------------------------
                                                Dale R. Sharp
                                                President



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